Exhibit 99.1

ZELTIQ AESTHETICS, INC. NAMES MIKE GENAU PRESIDENT OF ITS

NORTH AMERICAN FRANCHISE

— Strengthens Executive Management Team —

PLEASANTON, Calif. (March 19, 2012) — ZELTIQ® Aesthetics, Inc. (Nasdaq: ZLTQ), a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today named Mike Genau as its President of the North American Franchise (NAF). In this role, Mr. Genau assumes leadership of the direct sales, sales operations, and S.T.E.P. professionals (the field force providing sales training and enhanced practice marketing programs) for the Company’s CoolSculpting business throughout the US and Canada.

Mr. Genau brings 24 years of healthcare industry experience to ZELTIQ. He has built an exceptional track record in sales, product management, marketing and general management with Fortune 100 and private equity-backed companies. His management responsibilities have included global, international, and domestic assignments for blue chip companies: Johnson & Johnson (JNJ), General Electric (GE), and Kinetic Concepts (KCI).

Mr. Genau will unify ZELTIQ’s commercial forces to deliver the highest possible level of practice support and practice enhancement in the aesthetic device category. The company’s commitment to partnering with each CoolSculpting practice will ultimately create an enduring brand and a growing consumer franchise that mutually benefits the practices and ZELTIQ itself.

“Mike is a strategist, a product management expert, a customer-focused sales executive and a dynamic leader,” said Gordie Nye, ZELTIQ Chief Executive Officer. “Given his track record of accomplishments in leading organizations in competitive markets, I am thrilled to have him join our executive team. I anticipate that Mike will lead dramatic business growth; he will raise our group’s collective competitive zeal and collective experience, and I expect an immediate impact.”

Prior to joining ZELTIQ, Mr. Genau led Kinetic Concepts, Inc. (KCI) as president of the global Active Healing Solutions business, which represented 70 percent of the company’s revenue. While there, he played a key role in the successful sale of KCI to private equity group Apax Partners. Prior to that, he worked for GE Healthcare where he held executive and management positions for several key divisions within GE including: Global Diagnostic X-Ray and Mammography, Maternal Infant Care, Clinical Systems, GE Medical Systems Europe and Cardiology Systems.

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ZELTIQ Names Mike Genau President of NAF

March 19, 2012

Mr. Genau also served as Executive Vice President and General Manager for Critikon Company, LLC, where he played an instrumental role in the financial turnaround of the company that resulted in the successful sale of Critikon to GE Medical Systems. Earlier in his career, Mr. Genau held global sales, marketing, and product management positions for Johnson & Johnson.

About ZELTIQ

ZELTIQ® Aesthetics, Inc. (Nasdaq: ZLTQ) is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. The Company’s first commercial product, the CoolSculpting® System, is designed to selectively reduce stubborn fat bulges that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. CoolSculpting utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves or surrounding tissues. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat later within a treated fat bulge without requiring the patient to diet or exercise.

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MEDIA CONTACT:

Shari Gold

GOLD PR for ZELTIQ

714-251-0375

sgold@goldpr.com

INVESTOR RELATIONS:

Josh Brumm

Chief Financial Officer

925-474-2500